Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS RESULTS OF OPERATIONS FOR THE THIRD QUARTER 2017

Midlothian, Virginia, October 31, 2017. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), today reported unaudited results for the third quarter of 2017. Net income for the third quarter of 2017 amounted to $273,000 and net income available to common shareholders, which deducts from net income the dividends on preferred stock, amounted to $160,000, or $0.11 per fully diluted share. For the first nine months of 2017, net income was $926,000 and net income available to common shareholders was $541,000, or $0.38 per fully diluted share.

Earnings by Segment

The following table presents operating results by segment for the indicated periods (in thousands):

Village Bank and Trust Financial Corp.
Earnings by Company
Three Months Ended June 30, 2017

Operating Results by Segment
	Q3 2017	Q2 2017	Q1 2017	Q4 2016	Q3 2016
Pretax earnings by segment
Commercial banking	$507	$293	$770	$421	$135
Mortgage banking	(27)	137	(42)	414	572
Holding Company	(101)	(99)	(179)	(135)	(127)
Total pretax income	379	331	549	700	580
Income tax expense (benefit)	106	94	134	180	(11,352)
Net income	$273	$237	$415	$520	$11,932

Commercial Banking Segment.

•	Net interest income amounted to $3,691,000 for Q3 2017, an increase of $171,000, or 4.9%, over Q2 2017, and an increase of $302,000, or 8.9%, over Q3 2016. This was the result of continued organic growth in commercial loans and low cost relationship deposits, and improved net interest margin.

•	Segment noninterest income in Q3 2017 increased by $3,000, or less than 1.0%, from Q2 2017, and decreased by $34,000, or 5.7%, from Q3 2016. Q3 2016 included $15,000 in gains on the sale of securities. Service charges were flat from Q2 2017 to Q3 2017 and down $20,000, or 4.2%, from Q3 2016 due primarily to declines in overdraft fees.
•	Segment noninterest expense in Q3 2017 decreased by $40,000, or 1.1%, from Q2 2017, and decreased by $103,000, or 2.7%, from Q3 2016. The decline in noninterest expense when compared to Q3 2016 is primarily attributable to declines in salaries and benefits of $57,000, occupancy expense of $40,000, and expense related to foreclosed assets of $68,000.
•	As previously announced, the Bank opened an office in Williamsburg, Virginia in July. The retail branch opened on October 23, 2017. Noninterest expenses related to these operations totaled $117,000 for the quarter. There were no expenses related to Williamsburg in prior periods. Without these expenses in Q3 2017, segment noninterest expenses would have declined 4.1% from Q2 2017 and 6.7% from Q3 2016.

Mortgage Banking Segment.

•	For Q3 2017, the mortgage banking segment reported a pretax loss of $27,000 and pretax earnings of $68,000 for the nine months ended September 30, 2017. For the same periods in 2016, the mortgage company reported pretax earnings of $572,000 and $822,000, respectively.
•	Year to date, loans sold to investors totaled $127.9 million compared with $152.7 million for the first nine months of 2016.
•	Mortgage origination volumes have suffered during 2017 in the Company’s central Virginia market due to low housing inventory as home builders have experienced a dearth of skilled labor and low lot availability that has hampered their ability to catch up with demand.
•	This segment was also impacted by loan officer turnover and hiring during 2017. The Company hired a new head of production and several experienced mortgage lenders in Central Virginia and Williamsburg. This resulted in both lost production and additional expenses. As of October 31, 2017, we have a team of eighteen mortgage loan officers, up from fifteen at the start of the year.
•	Management has instituted several initiatives that have improved gain on sale margins from 3.02% 2016 YTD to 3.29% 2017 YTD, cycle time related to loan production and processing efficiencies. With those efficiency gains, the mortgage segment was able to reduce nonproducing staff by seven full time equivalents at the end of September.
•	We expect that pretax profit for the mortgage segment for all of 2017 to be approximately $200,000 on loans sold volume of approximately $165 million.
•	We believe that we have the team in place now to achieve our objectives going forward, and we have several good recruiting months left during this slow season to expand our team further.

Loan Growth

The following table provides additional details (in thousands):

LOANS OUTSTANDING
						Growth
Loan Type	Q3 2017	Q2 2017	Q1 2017	Q4 2016	Q3 2016	YTD	LTM
C&I + Owner occupied commercial real estate	$112,481	$115,921	$114,026	$105,411	$106,078	6.7%	6.0%
Nonowner occupied commercial real estate	68,223	65,963	64,862	67,078	61,607	1.7%	10.7%
Consumer/Residential	81,708	77,500	77,841	81,250	79,950	0.6%	2.2%
Acquisition, development and construction	35,048	34,950	35,840	33,862	32,000	3.5%	9.5%
Student	47,643	43,422	45,364	47,398	51,381	0.5%	(7.3)%
Other	1,899	1,985	1,971	2,101	2,520	(9.6)%	(24.6)%
Total loans	$347,002	$339,741	$339,904	$337,100	$333,536	2.9%	4.0%

YTD - Period from January 1, 2017 to September 30, 2017.

LTM - Year ended September 30, 2017.

Core loan growth is healthy but slower than our expectations for the year resulting in part from moderating overall loan demand and in part from commercial banker staffing levels falling short of our goals. From Q3 2016 to Q3 2017, core loans (loans held for investment excluding purchased student and USDA loans) grew by $17.6 million, or 6.5%, and total loans held for investment grew by $13.4 million, or 4.0%. Average core loans and average total loans held for investment for the nine months ended September 30, 2017 increased by $24.4 million, or 9.3%, and by $21.1 million, or 6.6%, respectively, over the same period in 2016.

While producing this loan growth in 2017, we have kept our eye on diversifying our loan portfolio by monitoring concentrations that resulted in losses in previous years. At September 30, 2017, commercial real estate loans (excluding owner occupied commercial loans that are dependent on the cash flows of the borrower) represented 220% of Tier 1 capital plus the allowance for loan losses, falling well within the regulatory guidelines of 300%.

Including our two hires in Williamsburg, we have hired five commercial bankers since July 1, 2017. We are now staffed to the levels we believe necessary to achieve our goals, and we have expanded our loan pipelines with active opportunities.

Our student loan portfolio increased in Q3 2017 as we purchased a $7.4 million portfolio in August. We continue to believe that student loans represent an attractive alternative to investment securities given the quality of the asset (98% government guaranteed), adjustable rates, duration, and competitive yields. Overall our total student loan portfolio had a yield of 3.54% for Q3 2017 and 3.33% for the nine months ended September 30, 2017.

Deposit Growth

The following table provides the composition of our deposits at the dates indicated (in thousands):

DEPOSITS
						Growth
Deposit Type	Q3 2017	Q2 2017	Q1 2017	Q4 2016	Q3 2016	YTD	LTM
Noninterest-bearing demand	$103,396	$100,488	$95,472	$92,574	$88,399	11.7%	17.0%
Interest checking	48,673	48,916	44,040	44,390	42,119	9.6%	15.6%
Money market	81,423	81,673	73,142	71,290	70,204	14.2%	16.0%
Savings	27,601	27,653	27,601	26,598	25,796	3.8%	7.0%
Time deposits	146,311	146,661	148,353	148,425	152,702	(1.4)%	(4.2)%
Total deposits	$407,404	$405,391	$388,608	$383,277	$379,220	6.3%	7.4%

YTD - Period from January 1, 2017 to September 30, 2017.

LTM - Year ended September 30, 2017.

From Q3 2016 to Q3 2017, total deposits increased by $28.2 million, or 7.4%, and low cost relationship balances (total deposits less time deposits) increased by $34.6 million, or 15.3%. Noninterest bearing demand deposits increased significantly by $15.0 million, or 17.0%, year over year and account for approximately 25% of total deposits. This shift in our deposit mix is a result of our focus on building relationships with local businesses and families by providing attractive deposit products and enhanced earnings by reducing our cost of deposits from 0.62% for Q3 2016 to 0.60% for Q3 2017.

We continue to believe that attracting deposit growth through higher pricing is counterproductive to managing our funding sources and will continue to resist this approach. To manage interest rate risk and the net interest margin properly, we identify the funding sources for loan and investment growth before the growth occurs.

Williamsburg Expansion

As previously announced, the Bank has entered the Williamsburg, Virginia market with the establishment of a loan production office and a full service branch. Bill Carr is the Peninsula Market President and leads the new venture. This is Village Bank’s tenth branch in Virginia. Bill Carr has lived and worked in the Williamsburg/Peninsula community for 30 years with prior leadership roles in SunTrust, Virginia Company Bank and Monarch Bank, where he most recently served as Peninsula Market President. Joining Bill is Mike Maddocks, a lifelong Williamsburg resident, who serves as Senior Vice President with a focus on commercial banking. Until recently, Mike served as Williamsburg City executive for Middleburg Bank. Channing Hall, a local attorney, will serve as Chairman of the Bank’s advisory board in Williamsburg. His family has deep roots in the community.

Management had identified the Williamsburg market as an attractive market for expansion. The timing became right in 2017 with the availability of the right talent and some degree of disruption in the banking sector resulting from mergers and other changes in the community banking organizations serving that community. It is expected that this investment will have a negative impact on earnings in 2017 and 2018. We expect to begin breaking even on a monthly basis in that market during the second half of 2018. In 2019, we believe this market will be a meaningful contributor to pretax income and help us achieve our profitability and growth goals.

Capital

The Bank’s capital ratios at the indicated dates were as follows:

Bank Capital Ratios
Ratio	Q3 2017	Q2 2017	Q1 2017	Q4 2016	Q3 2016
Common equity tier 1	13.23%	13.33%	13.17%	14.28%	14.24%
Tier 1	13.23%	13.33%	13.17%	14.28%	14.24%
Total capital	14.23%	14.36%	14.22%	15.33%	15.32%
Tier 1 leverage	9.51%	9.64%	9.79%	10.47%	10.61%

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has ten branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements. For this purpose, any statement, that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

•	changes in assumptions underlying the establishment of allowances for loan losses, and other estimates;
•	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
•	the effects of future economic, business and market conditions;
•	the inability to reduce nonperforming assets consisting of nonaccrual loans and foreclosed real estate;
•	our inability to maintain our regulatory capital position;
•	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;
•	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with;
•	risks inherent in making loans such as repayment risks and fluctuating collateral values;
•	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
•	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;
•	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;
•	governmental monetary and fiscal policies;
•	changes in accounting policies, rules and practices;
•	reliance on our management team, including our ability to attract and retain key personnel;
•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
•	demand, development and acceptance of new products and services;
•	problems with technology utilized by us;
•	changing trends in customer profiles and behavior; and
•	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

For further information contact C. Harril Whitehurst, Jr., Executive Vice President and CFO at 804-897-3900 or hwhitehurst@villagebank.com.

Financial Highlights
(Dollars in thousands, except per share amounts)

	September 30,	December 31,	September 30,
	2017	2016	2016
	(Unaudited)		(Unaudited)
Balance Sheet Data
Total assets	$464,706	$444,802	$446,291
Investment securities	44,834	43,894	26,772
Loans held for sale	5,641	14,784	16,093
Loans, net	344,435	334,387	330,734
Deposits	407,404	383,277	379,220
Borrowings	10,364	11,245	17,179
Shareholders' equity	43,634	43,614	43,455
Book value per share	$26.98	$26.54	$26.41
Total shares outstanding	1,430,854	1,428,261	1,428,996

Asset Quality Ratios
Allowance for loan losses to:
Loans, net of deferred fees and costs	0.93%	1.00%	1.02%
Nonaccrual loans	128.90%	140.42%	135.30%
Nonperforming assets to total assets	0.93%	1.20%	1.38%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Selected Operating Data
Interest income	$4,380	$4,104	$12,703	$11,890
Interest expense	688	660	1,997	1,958
Net interest income before
provision for loan losses	3,692	3,444	10,706	9,932
Provision for loan losses	-	-	-	-
Noninterest income	2,078	2,845	6,241	8,028
Noninterest expense	5,391	5,709	15,688	16,319
Income tax expense (benefit) (1)	106	(11,352)	333	(11,352)
Net income (1)	273	11,932	926	12,993
Net income available to common
shareholders (1)	160	11,746	541	12,446
Earnings per share
Basic	$0.11	$8.21	$0.38	$8.74
Diluted	$0.11	$8.21	$0.38	$8.74

Performance Ratios
Return on average assets	0.24%	11.05%	0.27%	4.09%
Return on average equity	2.47%	146.68%	2.83%	54.78%
Net interest margin	3.53%	3.50%	3.53%	3.56%

(1) Net income and net income available to common shareholders for the three and nine months ended September 30, 2016 were positively impacted by the reversal of an $11,997,000 valuation allowance previously recorded against the net deferred tax asset.